Exhibit 99.1

Bellicum Reports Third Quarter 2017 Financial Results

HOUSTON, TX-November 7, 2017- Bellicum Pharmaceuticals, Inc. (Nasdaq:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the third quarter ended September 30, 2017, and provided an update on recent developments.

“We made good progress advancing our pipeline in the third quarter. Enrollment in our clinical program for BPX-501 remains on track and we progressed our plans for future trials in adult AML and a pediatric orphan blood disorder,” said Rick Fair, Bellicum’s President & Chief Executive Officer. “On BPX-601, we modified our Phase 1 trial to accelerate evaluation of our first clinical GoCAR-T candidate, and we look forward to reporting preliminary results next year. Finally, we continued to advance several exciting preclinical programs, leveraging our dual-switch controllable cell therapy platform.”

PROGRAM HIGHLIGHTS AND CURRENT UPDATES

BPX-501
Adjunct T-cell therapy incorporating the CaspaCIDe® safety switch, administered after a haploidentical hematopoietic stem cell transplant (haplo-HSCT), to improve outcomes and reduce mortality

•	Bellicum Continues to Advance its BPX-501 Program
Enrollment in the EU BP-004 clinical trial remains on track to be complete by the end of 2017. Bellicum has also initiated C-004, an observational trial in pediatric patients receiving transplants from matched unrelated donors (MUD) without BPX-501. The outcomes of both trials could form the basis for filings of European Marketing Authorization Applications for BPX-501 and rimiducid. A BPX-501 abstract, highlighting data on immune reconstitution from the EU BP-004 clinical trial, has been accepted for an oral presentation at the upcoming 59th Annual Meeting of the American Society of Hematology (ASH) in December.

•	Company Prepares for Additional BPX-501 Trials in U.S.
Planning is ongoing for two additional trials of BPX-501 to expand the eligible patient population and support potential U.S. registration. These trials are being developed in adult patients with acute myeloid leukemia (AML) and in a distinct orphan inherited blood disorder patient population.

BPX-601
Novel GoCAR-T® product candidate designed with the proprietary iMC activation switch to improve efficacy

•	Phase 1 BPX-601 Clinical Trial Progressing
Enrollment and treatment is currently ongoing in the Company’s Phase 1 trial in nonresectable pancreatic cancer patients who test positive for prostate stem cell antigen (PSCA). Based on data from the initial three treated patients, the Company-with support from the principal investigator and the FDA-amended the study protocol to allow activation of the iMC switch seven days following the administration of BPX-601 versus the previous 30-day schedule. This will enable an earlier evaluation of the first clinical experience with GoCAR-T, the Company’s platform to enhance and control CAR-T cell activation, proliferation, and survival.

BPX-701
High affinity T-cell receptor (TCR) product candidate designed with the CaspaCIDe® safety switch

•	Phase 1 BPX-701 Clinical Trial Progressing

•
Enrollment and treatment is currently ongoing in the Company’s Phase 1 clinical trial in patients with refractory or relapsed AML and myelodysplastic syndromes (MDS) who test positive for preferentially-expressed antigen in melanoma (PRAME).

CD19 Program
Bellicum is working with academic collaborators to evaluate the benefit of CaspaCIDe® in managing serious toxicities associated with CD19 CAR-T cells

•
In collaboration with Ospedale Pediatrico Bambino Gesù (OPBG), a leading European pediatric research center and hospital, a Phase 1 clinical trial of a CaspaCIDe-enabled CD19 CAR-T is expected to begin in the fourth quarter.

Preclinical Programs

•
At ASH 2017, the Company will present preclinical results of its controllable CAR-T technology in three poster presentations, including a study evaluating Bellicum’s dual-switch CAR-T cells targeting CD123. The data will further support the potential of the Company’s technology platform to control cells in vivo and improve the benefit / risk profile of adoptive cell therapies.

Third Quarter and Nine Months Ended September 30, 2017 Financial Results

Bellicum reported a net loss of $23.4 million for the third quarter of 2017 and $69.9 million for the nine months ended September 30, 2017, compared to a net loss of $17.7 million and $49.3 million for the comparable periods in 2016. The results included non-cash, stock-based compensation charges of $3.7 million and $10.2 million for the third quarter and nine months ended September 30, 2017, and $3.1 million and $9.2 million for the comparable periods in 2016.

As of September 30, 2017, cash and investments totaled $118.6 million. Bellicum expects that it will end 2017 with approximately $90 to $95 million in cash, cash equivalents and investments, and continues to expect that current cash resources will be sufficient to meet operating requirements through 2018.

Research and development expenses were $18.1 million and $51.4 million for the three and nine months ended September 30, 2017, respectively, compared to $13.3 million and $36.2 million during the comparable periods in 2016. The higher expenses in the 2017 periods were primarily due to an increase in clinical development and manufacturing costs due to increased enrollment in clinical trials, principally BP-004, and increased personnel expenses, overhead charges and manufacturing facility start-up costs.

General and administrative expenses were $4.6 million and $16.0 million for the three and nine months ended September 30, 2017, respectively, compared to $4.3 million and $12.7 million during the comparable periods in 2016. The higher expenses in the 2017 periods were primarily due to the Company’s overall growth, including an increase in personnel related costs, principally due to hiring additional employees and severance costs, higher facility costs and increased legal, accounting and travel expenses.

About BPX-501
BPX-501 is an adjunct T-cell therapy administered after allogeneic HSCT, comprising genetically modified donor T cells incorporating Bellicum’s CaspaCIDe® safety switch. It is designed to provide a safety net to eliminate alloreactive BPX-501 T cells (via administration of activator agent rimiducid) should uncontrollable GvHD occur. This could enable physicians to more safely perform allogeneic stem cell transplants by administering BPX-501 engineered T cells to speed immune reconstitution, provide control over viral infections and enhance Graft-versus-leukemia effect, without unacceptable GvHD risk. The ongoing BP-004 clinical study of BPX-501 is being conducted at transplant centers in the U.S. and Europe.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR-T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to BPX-501, BPX-601, BPX-701, rimiducid, CaspaCIDe, iMC, dual switch, CAR-T and TCR programs; the effectiveness of BPX-501, BPX-601 and BPX-701, their possible ranges of application and potential curative effects and safety in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our clinical trials, including our BP-004 study and observational trials; the rate and progress of enrollment in our clinical trials for BPX-501, BPX-601 and BPX-701, including our planned registration trials for BPX-501 and rimiducid; the timing of regulatory filings for BPX-501 and rimiducid; our research and development activities relating to our GoCAR-T and GoTCR technologies, and our collaborations with academic institutions. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our annual report on Form 10-K for the year ended December 31, 2016 and our report on Form 10-Q for the quarter ended March 31, 2017. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

			September 30,	December 31,
			2017	2016
Current Assets:
Cash and cash equivalents			$54,468	$33,140
Investment securities, available-for-sale, short-term			58,608	70,632
Receivables and other current assets			2,582	1,838

Non-Current Assets:
Investment securities, available-for-sale, long-term			2,556	—
Property and equipment, net			26,252	16,504
Restricted cash			2,947	9,640
Other assets, net			358	283
Total assets			$147,771	$132,037

Current Liabilities:
Accounts payable and other accrued liabilities			11,712	12,986
Current maturities of long-term debt			6,913	1,787
Other current liabilities			388	340

Long-Term Liabilities:
Long-term debt			23,839	18,436
Other liabilities, net of current portion			1,802	1,914

Total Stockholders' Equity			103,117	96,574
Total liabilities and stockholders' equity			$147,771	$132,037

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Grant Revenues	$126	$114	$254	$307

Operating Expenses:
Research and development	18,101	13,290	51,355	36,179
License fees	151	—	849	280
General and administrative	4,579	4,252	15,992	12,715
Total operating expenses	22,831	17,542	68,196	49,174
Operating loss	(22,705)	(17,428)	(67,942)	(48,867)

Interest expense, net	(726)	(291)	(1,919)	(436)
Net loss	$(23,431)	$(17,719)	$(69,861)	$(49,303)

Net loss per share attributable to common shareholders, basic and diluted	$(0.71)	$(0.66)	$(2.24)	$(1.83)

Weighted-average common shares outstanding, basic and diluted	33,178,611	26,966,630	31,204,521	26,919,984

Investors:
Bellicum Pharmaceuticals, Inc.
Alan Musso, CFO
832-384-1116
amusso@bellicum.com

Media:
BMC Communications
Brad Miles
646-513-3125
bmiles@bmccommunications.com

Source: Bellicum Pharmaceuticals